UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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DIFFUSION PHARMACEUTICALS INC.
(Name of Registrant as Specified In Its Charter)

LIFESCI SPECIAL OPPORTUNITIES MASTER FUND LTD.

LIFESCI SPECIAL OPPORTUNITIES PARTNERS, LP

LIFESCI SPECIAL OPPORTUNITIES OFFSHORE FUND, LTD.

LIFESCI SPECIAL OPPORTUNITIES PARTNERS GP, LLC

LIFESCI MANAGEMENT COMPANY, LLC

DAVID DOBKIN

JILL DAVIDSON

TENZIN KHANGSAR

JEFFREY KIMBELL

JESSICA M. LOCKETT

JEFFREY MAX

JOHN ZIEGLER

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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LifeSci Special Opportunities Master Fund Ltd., a Cayman Island exempted company (together with its affiliates “LifeSci Special Opportunities”), together with the other participants named herein (collectively, “LifeSci”), intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”).

On November 17, 2022, LifeSci issued the following press release:

LifeSci Special Opportunities Responds to Recent Press Release Issued by Diffusion Pharmaceuticals

Sets the Record Straight on Diffusion’s Misleading Narrative and Raises Concerns about a Troubling Pattern of Entrenchment and Lack of Accountability on the Board

Has Nominated a Slate of Highly Qualified Directors

NEW YORK, NY, November 17, 2022 – LifeSci Special Opportunities Master Fund Ltd. (“LifeSci Special Opportunities” or “we”), the holder of 96,976 shares of common stock of Diffusion Pharmaceuticals Inc. (“Diffusion” or the “Company”) (NASDAQ: DFFN), or approximately 4.8% of the Company’s outstanding shares, today issued a statement in response to the Company’s misleading press release from November 14, 2022 and announced that it has nominated a slate of high quality director candidates for election at the Company’s upcoming annual meeting to be held on December 30, 2022 (the “2022 Annual Meeting”).

LifeSci Special Opportunities Statement

“The Company’s November 14, 2022 press release announcing that its board of directors (the “Board”) has authorized a review and evaluation of potential strategic opportunities appears to have been deliberately timed in order to obscure prior attempts by third parties, including LifeSci Capital LLC (“LS Capital”), a commonly-owned affiliate of LifeSci Special Opportunities, acting on behalf of its clients, to engage the Board in discussions regarding potential strategic alternatives. The Company’s press release endeavors to mislead stockholders regarding the facts as to LS Capital’s efforts to constructively engage with the Company on possible pathways to unlock significant value for all of the Company’s stockholders.

Further, the announcement of the strategic review process appears to be a desperate and thinly veiled effort to distract stockholders and the market from the Company’s failures, including the Board’s and management’s inability to develop their lead asset, Trans Sodium Crocetinate (TSC), and the catastrophic erosion of Diffusion’s cash balances and stockholder value that has occurred under their leadership. We believe that stockholders will be able to see through these transparent attempts to deflect attention away from the Company’s operational and share price underperformance, including the fact that the Company’s share price has declined by approximately 78% from November 15, 2021 to November 11, 2022.1

We encourage stockholders to review our proxy materials as they become available, which will include additional information regarding our concerns with the Company.”

1 Represents the date one trading day prior to LifeSci Special Opportunities’ engagement with the Company becoming public.

Background Information

On October 17, 2022, on behalf of a client and unaffiliated investor in the Company, LS Capital presented an unsolicited offer to the Company to purchase 100% of the Company’s outstanding common stock not already owned by its client for $6.58 per share in cash, which represented a 20% premium to the Company’s closing stock price as of the close of business on Friday, October 13, 2022. The Company unceremoniously rejected the offer on October 25, 2022.

Since May 2022, LS Capital had attempted to engage constructively with the Company on behalf of LS Capital’s client to discuss potential strategic alternatives that LS Capital believed would be in the Company’s best interest and unlock value for all of the Company’s stockholders. Following LS Capital’s initial contact, the Company ignored all attempts by LS Capital to continue engaging for nearly four months until mid-September. With the Board and management continuing to refuse to engage directly, LS Capital had the opportunity to speak with an investor relations firm representing the Company, and continued to request to speak with Diffusion’s management. As a precursor to a call with management, LS Capital discussed entering into a non-disclosure agreement with the Company. However, the Company’s proposed non-disclosure agreement was far from customary in LS Capital’s experience and sought to impose a multi-year standstill and other burdensome restrictions, which LS Capital viewed as a deliberate and troubling attempt by the Board to disenfranchise stockholders and further ensconce themselves in Diffusion’s failing business. Ultimately, a call with the Company proceeded without a non-disclosure agreement in place, and LS Capital shared its thoughts with the Company on potential strategic options. Following this call, the Company ceased engaging with LS Capital, refusing requests for follow-up discussions and negotiations. Not surprisingly, the Company’s behavior appears to be consistent with its vague October 25, 2022 press release, which stated

“There is no timeline for this review and there is no assurance that the Board’s review will result in any transaction being consummated. Diffusion does not intend to comment on the process or make further disclosures until it determines an update is appropriate.”

LifeSci Special Opportunities, as a large stockholder of the Company, is naturally concerned about the Board’s motives and willingness to actually engage in substantive conversations that, in our view, would result in the Company achieving its stated goal of enhancing shareholder value. LifeSci Special Opportunities is also concerned that the Company has not held an annual meeting to elect directors in nearly 17 months, which appears to be yet another entrenchment tactic by the Board to maintain the status quo. When the 2022 Annual Meeting of stockholders is finally held (assuming the Company does not delay it again), it will be over 18 months since directors were elected at the 2021 annual meeting of stockholders. Furthermore, it appears the Company only announced that it would hold the 2022 Annual Meeting as a reactive measure to external pressure, such as the third party offer from LS Capital’s client, and did so with very little notice, which prompted an accelerated timeline for stockholders to provide notice of any nominations or business proposals. The timing of the Company’s public announcement of its strategic review process also seems to be only in response to the unsolicited offer to acquire the Company rather than any genuine initiative by leadership to take actions that are in the best interest of Diffusion stockholders. We also question the circumstances surrounding the recent and abrupt weekend-resignation of one of the Company’s directors that was announced concurrently with the Company’s misleading press release.

In LifeSci Special Opportunities’ view, these are all clear and unfortunate symptoms of a reactive and troubled Board that is trying to avoid being held accountable by its stockholders.

The Urgent Need for Fresh Perspectives

Given the Board’s track record of overseeing significant value destruction and seeming indifference towards the Company’s stockholders, the true owners of the Company, we believe it has become abundantly clear that the current Board and management are not worthy stewards of our Company. We have serious concerns about whether they can be trusted to run the strategic review process, especially given their entrenchment tactics and the timing of the stated commencement of the review process, which appears to only have been undertaken in response to an unsolicited offer.

While we are open to working constructively with the Company, we do not intend to stand idly by and allow the Board and management to continue unchecked on this path of value destruction. To that end, we have nominated the following highly qualified individuals for election at the 2022 Annual Meeting:

Jill Davidson

•	Ms. Davidson has significant expertise in the pharmaceutical industry and currently serves as the President of Fast Scripts LLC, an early-stage medical service provider to those recovering from opioid addiction
•	Previously, Ms. Davidson served in c-suite level roles at medical care providers Omnicare, Inc. and Clasen Long Term Care Pharmacy. She was also the President of the Missouri-Illinois Gateway Hemophilia Association and the Vice President of the National Pharmacy Roundtable.
•	Ms. Davidson is the Co-Manager of SkiProp LLC and the Manager of Davidson LLC, which both own various rental properties.

Tenzin Khangsar

•	Mr. Khangsar is the Principal at Snowlion Ventures, a Vancouver-based financial consulting firm, and was previously an advisor to Deloitte Touche and a Managing Director and Executive Vice President for RCI Capital Group.
•	Mr. Khangsar has served as an executive advisor for privately-held emerging growth companies and publicly-traded corporations alike, advising on financial strategy and execution and organizational infrastructure to support governance matters, among which include Google LLC, Key, Empower Clinics Inc. (CSE: CBDT) and Dapper Labs.
•	Mr. Khangsar also previously served in various government roles in Canada’s Office of the Prime Minister and the Minister of Immigration, including as Chief of Staff, and served as Honorary Counsel to the Government of Mongolia, Chair of the Multicultural Advisory Committee of British Columbia and Director and President of the Canada-India Business Council.
•	He also previously served on the board of directors of Northstar Trade Finance, a financial services provider, and Planterra, a non-profit dedicated to sustainable community development through travel, and has significant experience serving in executive roles at non-profit organizations.

Jeffrey Kimbell

•	Mr. Kimbell has extensive experience in the healthcare industry as well as significant advisory and government experience, and he currently serves as the President of Jeffrey J. Kimbell & Associates, a client service provider to the life sciences industry.
•	Mr. Kimbell served on President George W. Bush’s Transition Team Advisory Committee for the U.S. Department of Health and Human Services.
•	Previously, he served as Founding Partner of Advyzom, LLC, a leading boutique consulting company specializing in highly strategic regulatory and development advice and services for the pharmaceutical and healthcare industries.
•	Mr. Kimbell previously served as the first Executive Director of the Medical Device Manufacturers Association, one of the leading educational and advocacy association advancing the interests of innovative and entrepreneurial medical device manufacturers in the United States.

Jessica M. Lockett

•	Ms. Lockett currently serves as a Partner at Lockett + Horwitz, PLC.
•	Ms. Lockett has extensive knowledge of the capital markets and securities laws, and as a corporate and securities law attorney, she has experience representing public and private companies at various stages of development with corporate governance and securities matters, as well as advising on mergers and acquisitions, financing, and fundraising activities.
•	Ms. Lockett currently serves on the board of directors of Ammo, Inc. (NASDAQ: POWW).

Jeffrey Max

•	Mr. Max has extensive experience as a c-suite level executive across a variety of industries. He currently serves as the CEO of Ascent Solar Technologies, and previously served as CEO of Agile Space Industries, Inc., Rezolve, Inc., Venda, Inc. and WhiteLight Systems, Inc., and as President of Powa Technologies, Inc.
•	Mr. Max currently serves as a director of Orbital Assembly Corporation.
•	Mr. Max previously served as a Managing Partner of La Plata Capital Partners, LLC, and as a Senior Advisor to Liiv Group, two investment-based companies.
•	Mr. Max also previously served as Managing Director PLR Advisors, Ltd., a capital markets and technology consulting firm, and Executive Vice President of OptiMark Technologies Inc., a stock-trading technology developer.

John Ziegler MD

•	Dr. Ziegler is currently the Chief Medical Officer of Promedim Ltd., a firm specializing in the oversight of pharmaceutical clinical trials, and also serves as the Managing Partner of Mountain Anesthesia PLLC (d/b/a Premier Healthcare Partners).
•	Dr. Ziegler has served as a consultant to the pharmaceutical industry since 2012 and, in that capacity, has acted as the Medical Director of many clinical trials and drug development programs for a number of pharmaceutical companies and clinical research organizations, and is also a Fellow of the American Society of Anesthesiologists.
•	Dr. Ziegler previously served on the board of directors of LifeSci Acquisition Corp (formerly NASDAQ: LSAC).

About LifeSci Special Opportunities Master Fund Ltd.

Formed in 2021, LifeSci Special Opportunities is a public investing arm of LifeSci Partners, a unique life sciences and healthcare consultancy formed in 2010. The fund invests within the public healthcare industry focusing on undervalued biotech and pharmaceutical companies.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

LifeSci Special Opportunities Master Fund Ltd., a Cayman Islands exempted company (“LifeSci Special Opportunities”), together with the other participants named herein (collectively, “LifeSci”), intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2022 annual meeting of stockholders of Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”).

LIFESCI STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be LifeSci Special Opportunities, LifeSci Special Opportunities Partners LP, a Delaware limited partnership (“LifeSci Opportunities Partners”), LifeSci Special Opportunities Offshore Fund, Ltd., a Cayman Islands exempted company (“LifeSci Offshore”), LifeSci Special Opportunities Partners GP, LLC, a Delaware limited liability company (“LifeSci GP”), LifeSci Management Company LLC, a Delaware limited liability company (“LifeSci Management”), David Dobkin, Jill Davidson, Tenzin Khangsar, Jeffrey Kimbell, Jessica M. Lockett, Jeffrey Max and John S. Ziegler.

As of the date hereof, LifeSci Special Opportunities beneficially owns 96,976 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). LifeSci Opportunities Partners, as a feeder fund of LifeSci Special Opportunities, may be deemed to beneficially own the 96,976 shares of Common Stock beneficially owned by LifeSci Special Opportunities. LifeSci Offshore, as a feeder fund of LifeSci Special Opportunities, may be deemed to beneficially own the 96,976 shares of Common Stock beneficially owned by LifeSci Special Opportunities. LifeSci GP, as the general partner of LifeSci Special Opportunities, may be deemed to beneficially own the 96,976 shares of Common Stock beneficially owned by LifeSci Special Opportunities. LifeSci Management, as the investment manager of LifeSci Special Opportunities, may be deemed to beneficially own the 96,976 shares of Common Stock beneficially owned by LifeSci Special Opportunities. Mr. Dobkin, as managing member of each of LifeSci GP and LifeSci Management, may be deemed to beneficially own the 96,976 shares of Common Stock beneficially owned by LifeSci Special Opportunities. As of the date hereof, none of Messes. Davidson and Lockett or Messrs. Khangsar, Kimbell, Max and Ziegler own beneficially or of record any securities of the Company.